Exhibit 99.2

Form of social media posts by Digital Virgo Group’s corporate channels

Twitter

Ringing in a major announcement this morning. We’re going public in partnership with Goal Acquisitions. This step allows us to keep growing and expand into North America #digitalvirgo *emoji finger pointing down (INSERT LINK TO EMBARGO ARTICLE)

LinkedIn

We are excited to announce the next step in our growth: going public with Goal Acquisitions Corp. This milestone will allow us to expand our payment offerings, invest in premium content and continue to democratize access to mobile entertainment and commerce, especially as we reach North America and other markets. #digitalvirgo (INSERT LINK TO EMBARGO ARTICLE)

Form of social media posts by Digital Virgo Group’s executives

LinkedIn

Guillaume Briche, CEO

[Share DV corporate post] Proud to announce that @Digital Virgo is going public with Goal Acquisitions. Looking forward to the growth, expansion, and continuing to democratize access to mobile entertainment and commerce.

Manuel Cruz, Co-Founder and Vice-Chairman of the Board of Digital Virgo Group

[Share DV corporate post] @Digital Virgo will be going public with Goal Acquisitions as the natural next step for the company’s expansion into North America. This will allow us to expand our payment offerings, invest in premium content and continue to democratize access to mobile entertainment and commerce. Thank you to everyone who has supported us on this journey.

Form of social media posts by Goal Acquisition Corp’s executives

Twitter

Alex Greystoke, Founder and Advisor of Goal

Congratulations to the @digitalvirgo team on their exciting announcement! Proud to support a company with tremendous vision for the future of mobile entertainment and commerce, a one destination platform that meets consumers’ needs for content, commerce, finance and much more.

LinkedIn

David Falk, Board Member and Senior Advisor of Goal

[Share DV corporate post] It’s been a fun journey with @Digital Virgo. Excited for what’s to come.

Harvey Schiller, CEO

[Share DV corporate post] Congratulations, @Digital Virgo!

Alex Greystoke, Founder and Advisor of Goal

[Share DV corporate post] Big news today from @Digital Virgo. Congratulations!

William T. Duffy, CFO and COO of Goal

[Share DV corporate post] What a big day for a remarkable team. Congrats to @Guillaume Briche and the rest of the @Digital Virgo team!

Donna Orender, Board Member and Senior Advisor of Goal

[Share DV corporate post] So proud of @Digital Virgo for the work that has gone into today. Congratulations!